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EXHIBIT 17.1

20th October 2003

To:	The Directors Marconi Corporation plc New Century Park PO Box 53 Coventry CV3 1HJ

Dear Sirs

I hereby resign as a Director of your company with effect from today's date.

Yours faithfully

C C Holden

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  EXHIBIT 17.1